Exhibit 10(G)

RETENTION AND POST-RETIREMENT CONSULTING AGREEMENT

between

PRECISION CASTPARTS CORP.

and

William C. McCormick

THIS RETENTION AND POST-RETIREMENT CONSULTING AGREEMENT (this “Agreement”) is entered into as of August 14, 2002 by and between Precision Castparts Corp., an Oregon corporation (the “Company”), and William C. McCormick.

WHEREAS, Mr. McCormick is the Chairman of the Board of Directors (the “Board”) and Chief Executive Officer of the Company; and

WHEREAS, Mr. McCormick intends not to stand for re-election as the Chief Executive Officer of the Company following the Annual Meeting of Shareholders of the Company on August 14, 2002 and to retire as an employee of the Company on September 30, 2002 (the “Retirement Date”); and

WHEREAS, in recognition of Mr. McCormick’s unique contribution to the creation of shareholder value during his tenure as the Chairman of the Board and Chief Executive Officer of the Company, the Board wishes to obtain his commitment to serve as Chairman of the Board until the Annual Meeting of Shareholders in 2003, and his commitment to serve after the Retirement Date as a consultant to and representative of the Company, at the direction of the Chief Executive Officer of the Company.

NOW, THEREFORE, the Company and Mr. McCormick agree as follows:

1.             Mr. McCormick agrees to continue to serve as Chairman of the Board of the Company for the period from the date of this Agreement until the Annual Meeting of Shareholders in 2003, on terms no less favorable to him than the terms offered to nonemployee directors of the Company (except that he will be ineligible to participate in the non-employee director option program), or such earlier date as the Board may determine at anytime in its sole discretion.

2.             Mr. McCormick agrees that, during the 12-month period commencing the day following the Retirement Date (the “Consulting Period”), and when and as requested by the Chief Executive Officer of the Company, subject to his reasonable availability, he will provide consulting services and advice (including, but not limited to, advice and assistance in evaluating potential strategic and/or financial transactions, assistance in negotiations relating to such transactions and strategic planning) to the Company and will participate in various external activities and events for the benefit of the Company.  In addition, Mr. McCormick agrees not to provide any consulting, advice or service of any kind during the Consulting Period to any other company or organization that competes with the Company and further agrees to obtain the approval of the Chief Executive Officer before providing any such consulting, advice or service during the two-year period following the Consulting Period.

3.             The services contemplated under this Agreement will require that Mr. McCormick have access, following his retirement, to information which is proprietary or confidential to the Company.  Mr. McCormick agrees not to publish or otherwise disclose to persons outside the Company, without specific permission from the Company, any Company proprietary or confidential information which he acquires as a result of services performed under this Agreement, and not to use such information in any way which might be detrimental to the interests of the Company.

4.             Mr. McCormick also agrees to promptly disclose to the Company any information, ideas, or inventions made or conceived by him which may result from or be suggested by post-retirement services performed by him under this Agreement, and to assign to the Company all rights pertaining to such information, ideas, or inventions.  Knowledge or information of any kind disclosed by Mr. McCormick to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to Mr. McCormick beyond that specifically provided in this Agreement.

5.             In return for his willingness to continue to help create value for the Company’s shareholders during his retirement, and in return for the foregoing commitments by Mr. McCormick, the Company shall pay Mr. McCormick, during the Consulting Period, a consulting fee (the “Fee”) in cash at the rate of $400,000 per annum, payable quarterly in arrears. The Company shall also reimburse Mr. McCormick, upon the receipt of appropriate documentation, for all reasonable out-of-pocket costs and expenses which he incurs during the Consulting Period in providing services at the request of the Company’s Chief Executive Officer (the “Approved Expenses”).    The Company shall provide office facilities to Mr. McCormick consisting of space in the Company’s headquarters office building and telephone and information technology equipment and services. The Company will continue health benefit coverage under the Company’s group health plan for Mr. McCormick (including his family) during the Consulting Period.  In addition, the Company will continue to make a company leased automobile available to Mr. McCormick during the Consulting Period and reimburse him for financial planning advice through April 15, 2003 on the same terms as are available to senior executives of the Company.  Notwithstanding the foregoing, if, as a result of Mr. McCormick’s mental or physical incapacitation or death prior or subsequent to his retirement, Mr. McCormick shall be unable to perform services hereunder, or upon the willful and continued failure by Mr. McCormick to perform such services or the commission by Mr. McCormick of a felony or any misdemeanor involving dishonesty, disloyalty or fraud with respect to the Company or moral turpitude, in each case as determined in good faith by the Board, the Company’s obligations to Mr. McCormick shall cease and terminate as of the date selected by the Board (the “Termination Date”); provided, however, that any portion of the Fee or Approved Expense which has been earned or incurred by Mr. McCormick prior to the Termination Date shall be paid or reimbursed to Mr. McCormick promptly.

6.             Following his retirement, Mr. McCormick shall be an independent contractor under this Agreement, and no provision of, or action taken under, this Agreement shall affect in any way Mr. McCormick’s rights under any Company compensation, employee benefit and welfare plans, programs or practices, including, without limitation, Company executive compensation, insurance, or pension plans.  The Company shall not withhold any taxes from Fees paid to Mr. McCormick, and Mr. McCormick shall be solely responsible for the payment of all income, Social Security and other taxes, including estimated taxes, which Mr. McCormick may owe based on Fees paid to him under this Agreement.

7.             All notices and other communications which either party may desire to give hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as either party may have furnished to the other in writing in accordance herewith):

Company:	Precision Castparts Corp.
Attention: Board of Directors
4650 SW Macadam, Suite 440
Portland, OR 97239

With a copy to:	Precision Castparts Corp.
Attention: Secretary
4650 SW Macadam, Suite 440
Portland, OR 97239

Mr. McCormick:	Mr. William C. McCormick
3479 Cascade Terrace
West Linn, OR 97068

8.             The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon without regard to its conflicts of law principles.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect and the invalid or unenforceable provision shall be modified to give effect as nearly as possible to the original intent of the parties.

9.             This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.           Any dispute arising out of or relating to this Agreement or any breach thereof shall be finally and conclusively resolved by arbitration administered by the American Arbitration Association (“AAA”) as modified by the provisions of this paragraph 11:

(a)           The number of arbitrators shall be one, which person shall be neutral and shall be mutually agreed upon by both parties within 30 days after a written request for arbitration by one party is delivered to the other party.  In the event that the parties cannot agree on an arbitrator, the arbitrator shall be selected within 10 days thereafter by the AAA from a list submitted by the parties, with each party having the right to propose two names.  If a qualified arbitrator cannot be appointed from the initial list, the process will be repeated every five days thereafter until a qualified arbitrator is selected.

(b)           The place of arbitration shall be Portland, Oregon.  Unless otherwise agreed by the parties, the following procedures will be followed in any arbitration between the parties:

(i)            Pre-arbitration investigations and depositions shall be conducted expeditiously and, absent a showing of clear need, shall be completed within 30 days after selection of an arbitrator.  Unless ordered by the arbitrator to preserve testimony for the hearing, each party shall have the right to take no more than three depositions, each of which shall last a total of no more than two days.

(ii)           The arbitration hearing shall begin no more than 60 days after the arbitrator is selected and shall be closed no more than 60 days thereafter.  The arbitrator’s award shall be issued within 30 days after the hearing is closed.  Judgment on the award rendered by the arbitrator may be entered in and enforced by any court having jurisdiction thereof.

(c)           Either party may make an application to a court of competent jurisdiction for an order enforcing this arbitration agreement or for injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.  Both parties consent to the jurisdiction of the AAA.

11.           This Agreement is the sole agreement between Mr. McCormick and the Company with respect to the duration of his service as Chairman of the Board, and to his post-retirement consulting services and activities for the Company, and supersedes all prior agreements and understandings with respect thereto. No change, modification, alteration or addition to any provision hereof shall be binding unless in writing and signed by both Mr. McCormick and a duly authorized representative of the Board.

12.           This Agreement shall become effective as of the date set forth above.

PRECISION CASTPARTS CORP.

By	/s/ Mark Donegan	Date	8/14/02
Mark Donegan

By	/s/ William C. McCormick	Date	8/14/02
William C. McCormick